For Immediate Release: July 07, 2015
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT II Acquires Property Leased by Morpho Detection LLC in Andover, Massachusetts

El Segundo, Calif. (July 07, 2015) - Griffin Capital Corporation ("Griffin Capital") announced today, on behalf of Griffin Capital Essential Asset REIT II, Inc. (the "REIT"), the closing of a 64,200 SF, two-story, office/R&D building (the "Property") in Andover, Massachusetts, approximately 20 miles northwest of Boston, on July 1, 2015. Morpho Detection LLC ("Tenant") leases 100% of the Property through May 31, 2027. The Tenant is a multi-national company specializing in electronic security solutions. Morpho SA, the parent company of the Tenant, is the guarantor of the lease at the Property. Morpho SA is one of nine operating divisions of Safran (Euronext: SAF). Safran has an investment grade rating of 'A' by Egan Jones, which is a part of the National Recognized Statistical Rating Organization.
Commenting on the acquisition, Robert Corry, Griffin Capital's Managing Director of Acquisitions, said, "We believe the Property is an essential facility for the Tenant, as it is the sole location for the assembly, testing and shipment of their trace products, which are products that are used to detect small amounts of chemicals (explosives/drugs) in airports across the world. We believe that the steady net rental revenue stream with 2.75% average annual rental rate increases pursuant to the lease will continue to inure to the benefit of the REIT for many years to come."
Michael Escalante, President of the REIT, added, "This marks the REIT's first acquisition in the greater Boston market. Due to the close proximity to major highways and primary thoroughfares, the Property offers the Tenant access to a robust labor pool in both Massachusetts and New Hampshire. With this acquisition, we are further diversifying the REIT within this first-tier MSA both from a geographic and industry concentration perspective."
The Seller, Burlington, Massachusetts-based R.J. Kelly Company, was represented by Cushman & Wakefield's Boston office. The Cushman & Wakefield team, led by President Robert Griffin, Vice Chairman Edward Maher and Executive Director Matt Pullen, oversaw the transaction of the newly-renovated office/R&D property.

About Griffin Capital Essential Asset REIT II and Griffin Capital Corporation
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 14 buildings totaling approximately 2.4 million rentable square feet and asset value of over $356 million. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $20 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 40 million square feet of space since 1995. Griffin Capital and its affiliates manage, sponsor and/or co-sponsor a portfolio consisting of approximately 26.0 million square feet of space, located in 29 states, representing approximately $4.3 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.
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